Exhibit 10.26

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

ADDENDUM TO SUPPLY AGREEMENT

BY AND BETWEEN

TERRATS MEDICAL S.L.U., a Spanish company duly incorporated and existing under the laws of Spain, with its registered office located at C/Mogoda No. 75-99 (Polígono Industrial Can Salvatella), 08210 Barberà del Vallès (Barcelona), Spain, Spanish Tax Identification Code No. B-64542285, legally represented by its Chief Corporate Officer Cristina Cancho Descalzo with Span-ish National Identification Number 40.990.111-V, email cristina.cancho@dessdental.com, and hereinafter referred to as “Company” .

and

KEYSTONE DENTAL, INC., a corporation duly incorporated and existing under the laws of the State of Delaware, United States with its principal place of business located at 154 Middlesex Turnpike Burlington, Massachusetts, United States 01803, Attention: Amnon Tamir, CFO, email atamir@keystonedental.com, and hereinafter referred to as the “Customer”, trading as Keystone Dental Group.

The Company and the Customer shall hereinafter be referred to, collectively, as the “Parties” and, individually, as the “Party”.

RECITALS

WHEREAS, on January 13, 2022, the Parties entered into a supply agreement regarding dental inplants and dentristry products (the “Supply Agreement”) within the territory established in the Annex II of the Supply Agreement (the “Territory”).

WHEREAS, the Parties are interested in adding the territory of Australia to the Supply Agreement under the terms and conditions contained herein (the “New Territory”).

NOW THEREFORE, the respective representatives having expressed that (i) the Parties exist, (ii) their powers of representation are valid, and (iii) they suffice to bind the Parties, and in consideration of the mutual covenants contained set out below, the Parties hereto covenant and agree to submit this addendum to the Supply Agreement (the “Addendum”), that will be ruled and governed by the following:

CLAUSES

1. – Definitions

The capitalized terms used in this Addendum, when used both in the singular and in the plural, will have the meaning established in the Supply Agreement, except when such terms are defined in this Addendum or when the Addendum itself, expressly give them another meaning

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2. – New Territory

The Company and the Customer agree to add the New Territoy to the Annex II of the Supply Agreement.

Notwithstanding the above, the products to be distributed in the New Territory will be the ones described on Annex I to this Addendum and those expressly agreed in writing by the Parties, which includes the pricing agreed between the Parties (the “New Territory’s Products”).

The Customer shall order the New Territory’s Products from its subsidiary company Osteon Medical, existing under the laws of Australia, with its principal place of business located at 759-767 Springvale Rd Mulgrave VIC 3170, Australia (the “New Territory Subsidiary”) by submitting a purchase order indicating the desired quantity and the location of the New Territory, Annex II to this Addendum (Affiliates & Distribution Partners). The Customer is obliged to order the minimum quantities of one hundred units referred in the Annex I.

Any order issued by the Customer, or any of its subsidiaries, that is not the New Territory Subsidary, and that pretend to be delivered on the New Territory, shall not be binding for the Company. Corporate identities defined in Annex II.

The New Territory’s Products will be delivered in no later than two (2) weeks after the New Territory Subsidiary delivers the order to the Company, following the day of the acceptance of the order of the New Territory’s Products in standard conditions. Under special conditions, depending on the volume of the order and the difficulties that may arise, the delivery time could be up to eight (8) weeks.

3. – Validity of the Supply Agreement

This Addendum constitutes a non-extinctive modification of the Supply Agreement, whose content is altered only in the terms resulting from the previous clauses. In all other respects, the formalization of this Addendum does not affect in any way the content, validity or effectiveness of the Supply Agreement, whose stipulations remain unchanged and are hereby ratified by the Parties.

In this regard, unless otherwise established in this Addendum, all the references of the Supply Agreement to the Territory, shall include the New Territory, to the Products, shall include the New Territory’s Products and the references to the Customer shall include the New Territory Subsidiary.

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4. – Product Conformity

The Company shall be the legal manufacturer of the New Territory’s Products all Regulatory Registration shall be in the name of the Company. The Customer and the New Territory Subsidiary is solely the distributor of the New Territory’s Products purchased from the Company under the Customer’s name (“Keystone”) or under the New Territory Subsidiary’s name (“Osteon Medical”).

If the Customer decides to market products out of the territories where we have Products legalized, it will be the customer himself who will inform the Company to discuss how the payment of the costs corresponding to the registration and legalization will be managed.

In no case will Terrats Medical be held responsible without prior discussion with the Customer.

5. – Packaging

The Products will be delivered in thermo-sealed bags with one side in alumina and white colour and the other one transparent or any other packaging agreed to with the Customer in writing. The packaging will be described in Annex III (label design) which shall hereinafter be mutually agreed to by the parties in writing.

The bags will be either printed with the “Customer Brand” logo printed in colour and printed on top or provided with white polypropylene label adhered to the white part. This label will be customized with the logo of the “Customer Brand” and identified according to Annex III.

The Customer is requested to use “Customer Brand” packaging when delivering Products to customers. The Customer shall not make any modifications to the Products nor to their original “Customer Brand” packaging nor labelling. The Company may, at its sole discretion, vary the specification or packaging or labelling of the Products.

6. – Prices

The prices of the different Products vary based on volumes and kind of Product, according to the table provided in Annex I.

Prices are to be increased by applicable taxes and do not include transportation costs. During the initial three (3) year term of this Agreement, the Company shall not increase the price for any of the Products. Therafter, any price increases on Products may only be made by the Company on prior written notice, of an informative nature, to the Customer to reflect increases in a) raw material prices used for the Products, b) the Company’s labour costs and/or manufacturing costs, c) taxes, d) consumer price index in Spain (so-called “Índice de Precios al Consumo Nacional” or “IPC”); or e) any other cause that affects the initial prices. No authorization from the Customer is required to increase prices under the terms of this Agreement. The fact that the Company does not apply such price variation shall not constitute a waiver of that right and, consequently, the Company will be entitled to apply in the future accumulated costs and increases in this regard.

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The currency is Euros until such time as the Company is able to process transactions in United States Dollars ($), but in any event not later than December 31, 2022, after which time the currency shall be United States Dollars ($).

Prices are Ex-Works at Company’s facilities address, that is, at C/Mogoda No. 75-99 08210 Barberà del Vallès (Barcelona) or any other address duly notified by the Company to the Customer. The Company will advise the Customer on any change of the delivery address. The Customer will be responsible for the proper transportation and storage of the Products, at its sole expense and risk. The Customer undertakes that both its means of transportation and its warehouse fulfil the necessary characteristics to duly transport and store the Products and its packaging in perfect conditions in terms of quality and conservation, guaranteeing that it will comply with all the licenses, permits and pertinent regulations of the authorities of legal, local or other origin required for the storage of the Products. Any damage to the Product produced after its delivery from the Company to the Customer will not be considered a cause of return nor claim before the Company, regardless of the fulfilment of the specifications.

7. – Payment terms

Each order will be paid 50% at the time of the order and thirty (30) days payment conditions after delivery order when the Product is made available by the Company. Deliveries will not be made until first 50% payment of the order have been fulfilled by the Customer in full.

Any delay in payment shall give rise to interest of 10% starting on the due date and ending on the date of payment. In case of default (non-payment), the Company shall have the right to offset from any amount owed by the Company any amount that the Customer owes to the Company.

The ownership and title to the Products will pass to the Customer upon receipt in full by the Company of the purchase price for such Products and of all amounts invoiced and due to the Company. The Company will be entitled to register, at any time, its retention of title pending payment in the applicable official registers of any national or local jurisdiction to which the applicable Products are to be delivered.

8. – Volumes, quantities, and delivery times

The Customer shall order Products from the Company by submitting a purchase order indicating the desired quantity. The Customer is obliged to order the minimum quantities referred in the Annex I per reference. The parties agree a minimum order quantity of one hundred units.

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Orders will not be binding until expressly accepted in writing by the Company. The Parties agree that each order accepted by the Company is a firm sale and, consequently, the Company will not accept any return of Products sold in execution of this Agreement, except as provided in this Agreement regarding defective Products.

The Products will be delivered in ten (10) working days at the latest (working days in Barberà del Vallès shall be used as reference to these effects), following the day of the acceptance of the order if the Products are included in the Safety Stock and if not, no later than eight (8) weeks after the Customer delivers the order to the Company. In order to enable the Company to fulfill its delivery obligations under this paragraph, the Company shall continually maintain the Safety Stock. Any order received by the Company on Friday later than 10 a.m. (Spanish time) or on any non-working day will be deemed placed on the following working day (working days in Barberà del Vallès shall be used as reference to these effects) for delivery time purposes, so the period fixed in this Clause shall not begin to run until the following working day.

If the Customer refuses without just cause to receive the Products, the Company can request the fulfilment of the Agreement or its termination and, in both cases, the Company will be entitled to compensation for the damages actually caused.

Notwithstanding any provision of this Agreement entitling either the Company or the Customer to recover damages from the other party or any cause of action either party may have at law against the other party for damages, under no circumstances shall either the Customer or the Company be liable for special, indirect, incidental or consequential damages nor will either the Customer or the Company be liable for any loss of profits, loss of anticipated profits, loss of revenue or loss of business opportunity of the other party, except with respect to any act or omission that that constitutes willful misconduct, bad faith or fraud as determined by a final non-appealable determination of a court of competent jurisdiction.

9. – Court and Law

This Addendum shall be governed and construed in accordance with the laws of Spain.

All disputes arising out of, or relating to the present Addendum shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules.

The arbitration shall take place in Barcelona (Spain), in English, in accordance with Spanish laws.

10. – Signatures

This Addendum may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Addendum is deemed an original signature for purposes of this Addendum.

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IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed as of the effective date by their respective duly authorized representatives, certify that they have read, understood and agreed to the terms and conditions as set forth in this Addendum.

KEYSTONE DENTAL, INC.	TERRATS MEDICAL S.L.U.

By:	By:
Name: Amnon Tamir	Name: Cristina Cancho
Title: CFO	Title: CCO

Date and place:	Date and place:

IMPLANT SOLUTIONS PTY LTD.

By:
Name: Michael Tuckman
Title: President and Founder

Date and place: 31 January 2023, Mulgrave Victoria Australia

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Annex I

[***]

Annex II-Affiliates & Distribution Partners

Keystone Dental, Inc. Trading Keystone Dental Group

154 Middlesex Tumpike Burlington,

Massachusetts, 01803

USA

Implant Solutions Pty Ltd. Trading Osteon Medical

759-767 Springvale Rd,

Mulgrave, VIC, 3170

AUS

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Annex III-Label Design

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